EXHIBIT 15.1

The Board of Directors and Stockholders

FedEx Corporation

We are aware of the incorporation by reference in the Registration Statements (Form S-8 Nos. 333-192957, 333-171232, 333-03443, 333-45037, 333-71065, 333-34934, 333-100572, 333-111399, 333-121418, 333-130619, 333-156333 and Form S-3 No. 333-183989) of FedEx Corporation and in the related Prospectuses of our report dated December 18, 2014, relating to the unaudited condensed consolidated interim financial statements of FedEx Corporation that are included in its Form 10-Q for the quarter ended November 30, 2014.

/s/ Ernst & Young LLP

Memphis, Tennessee

December 18, 2014